Exhibit 99.1

Hot Topic, Inc. Reports Fourth Quarter Comp Store Sales Up 1.3%

Raises guidance for the 4th quarter

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--February 1, 2012--Hot Topic, Inc. (NASDAQ Global Select Market: HOTT) today announced the sales results for its fourth fiscal quarter (thirteen weeks ended January 28, 2012). A summary of the sales results by division (including Internet) is as follows:

	Comparable Store Sales % Change		Net Sales
	This Year	Last Year	$ Millions	% Change To Last Year
FOURTH QUARTER:
Hot Topic	2.2%	-2.5%	$169.4	-1.0%

Torrid	-3.2%	-0.4%	$40.5	-1.8%

Total Co.	1.3%	-2.1%	$209.9	-1.2%

FISCAL YEAR:
Hot Topic	0.1%	-6.5%	$534.8	-2.5%

Torrid	2.5%	-0.7%	$163.1	2.0%

Total Co.	0.6%	-5.3%	$697.9	-1.5%

The company raised its fourth quarter earnings guidance to the range of $0.19 to $0.20 per diluted share from the previous guidance of $0.17 to $0.19 per diluted share. This compares to earnings per share of $0.12 last year which excluded expenses of $0.13 per share for the implementation of the cost reduction plan.

A conference call to discuss fourth quarter results, business trends, guidance and other matters is scheduled for March 7, 2012 at 4:30 PM (ET). The conference call number is 800-599-9795, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 94960510, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for young plus-size women. As of January 28, 2012, the company operated 628 Hot Topic stores in all 50 states, Puerto Rico and Canada, 148 Torrid stores, and Internet stores hottopic.com and torrid.com.

This news release contains forward-looking statements, which may include statements relating to financial results, guidance, store and online operations (including closures, remodels and relocations), projections, financial performance including cost reductions and changes in business operations, and related matters. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 29, 2011, and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

CONTACT:
Hot Topic, Inc.
Jim McGinty, CFO, 626-839-4681 x2675